[GRAPHIC OMITTED]
Trailer Bridge, Inc.

CONTACT:                          -OR-        TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                          The Equity Group Inc.
John D. McCown                                www.theequitygroup.com
Chairman & CEO                                Adam Prior       (212) 836-9606
(800) 554 -1589                               Devin Sullivan   (212) 836-9608
www.trailerbridge.com
---------------------

                              FOR IMMEDIATE RELEASE
                              ---------------------

              TRAILER BRIDGE REPORTS RECORD FOURTH QUARTER RESULTS
              ----------------------------------------------------

             Company to Conduct Conference Call Today at 11:00 AM ET

Q4 2005 Highlights
------------------
o   Operating income increases 37.2% to $5.4 million
o Net income attributable to common shareholders up 118.9% to record $2.8 million, or $0.22 per diluted common share
o Operating ratio (operating expenses/revenues) improves to 80.9% from 86.0% in the prior year period
o   Cash and cash equivalents of $11.4 million

Jacksonville, FL - March 10, 2006 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the fourth quarter ended December 31, 2005 (see attached table), highlighted by the highest quarterly net income in the Company's history.

John D. McCown, Chairman and CEO, said, "This is the eleventh straight quarter where our bottom line improved on a year over year basis. Our diluted earnings of $.22 per share in the fourth quarter are even more impressive when you consider that these record results are occurring at a time when our actual performance difference versus our peer group on measures such as operating ratios is increasing. Today, Trailer Bridge is both the best performing and smallest U.S. flag liner carrier - I like that combination and believe that it positions us well. For the tangible reasons we have continuously highlighted, we are optimistic with regard to the long term growth and very bright future we envision with our vastly superior business model."

Total revenue for the three months ended December 31, 2005 was $28.1 million, an increase of 1.0% compared to the fourth quarter of 2004 and an increase of 7.2% compared sequentially to the third quarter of 2005. The increase in revenues versus the year earlier period was driven by rate increases throughout the sector and sequentially versus the third quarter by both volume and rate increases. The average revenue per load for containers moved southbound increased 8.1% from the year earlier period and 1.6% sequentially from the third quarter of 2005.

The Company's Jacksonville-San Juan deployed vessel capacity utilization during the fourth quarter was 88.9% to Puerto Rico and 24.0% from Puerto Rico compared to 103.7% and 24.5%, respectively, during the fourth quarter of 2004. In the year earlier period, the Company was able to consistently achieve higher utilization on its Triplestack Box Carrier(R) vessels during the quarter as high load volume allowed it to optimize its cargo mix and have container stack heights above previous experienced capacity. While the fourth quarter was an active period with regard to hurricane activity, the Company was generally unaffected and was able to maintain all of its sailings, just as it did during the year earlier period when hurricane activity was also high. Utilization

Trailer Bridge, Inc.
March 10, 2006                                                            Page 2


during the fourth quarter increased both southbound and northbound compared sequentially to third quarter of 2005 levels of 84.1% and 22.9%, respectively.

Operating income for the fourth quarter ended December 31, 2005 was $5.4 million, a 37.2% improvement of $1.5 million, compared to operating income of $3.9 million in the prior year period, and a sequential improvement of $1.1 million compared to the third quarter of 2005. The operating ratio improved to 80.9% during the fourth quarter of 2005, compared to an operating ratio of 86.0% during the year earlier period and 83.7% during the third quarter of 2005.

Net income before taxes for the fourth quarter of $2.8 million represented improvements of $0.9 million compared to the year earlier period and $1.1 million compared to the third quarter.

Net income attributable to common shares for the fourth quarter of 2005 was $2.8 million, an improvement of $1.5 million compared to the same period last year, which included various items related to the since cancelled preferred stock. Net income attributable to common shares also improved sequentially to $1.2 million compared to the third quarter of 2005, which had no preferred stock items. The Company recorded net income per diluted common share of $.22 on 12,316,027 diluted shares outstanding in the fourth quarter of 2005, an improvement of $.12 per share compared to net income per diluted common share of $.10 on 12,218,465 diluted shares outstanding in the year earlier period. This also marks a sequential improvement of $.09 per share compared to net income per diluted common share of $.13 in the third quarter of 2005.

Financial Position
------------------
At December 31, 2005, the Company had cash balances of $11.4 million, working capital of $15.4 million and stockholders equity of $0.8 million. There were no amounts outstanding under a $10 million revolving credit facility.

For the year ended December 31, 2005, total revenue was $105.9 million, an increase of 7.2% compared to 2004. Operating income of $18.3 million in 2005 represented an increase of 112.3% versus 2004 and resulted in a full year operating ratio of 82.8%. The Company's net income attributable to common shares for all of 2005 was $7.8 million, an improvement of 232% compared to 2004. Net income per diluted share of $.64 in 2005 represented an increase of $.45 compared to net income per diluted share of $.19 in 2004.

Mr. McCown also participated in an in-depth interview that was recently published in The Wall Street Transcript where he talked at length about Trailer Bridge and its differentiated assets and superior U.S. flag marine freight system. The interview is available on the Company's website and can be accessed with the following link:
http://www.trailerbridge.com/companyinfo/dec2005interview.pdf.

Trailer Bridge will discuss fourth quarter results in a conference call today, March 10, 2006, at 11:00 AM (Eastern Time). The dial in number is (888) 737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://audioevent.mshow.com/292974. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.
March 10, 2006                                                            Page 3


This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

                               (Tables to Follow)
                                      ####

Trailer Bridge, Inc.
March 10, 2006                                                            Page 4


                                               TRAILER BRIDGE, INC.
                                            STATEMENTS OF OPERATIONS
                                                  (Unaudited)

                                                                        Three Months                           Twelve Months
                                                                      Ended December 31,                    Ended December 31,
                                                              ---------------------------------  -----------------------------------
                                                                   2005                2004            2005                2004
                                                              ----------------  ---------------  ------------------   --------------
OPERATING REVENUES                                             $   28,099,615    $ 27,824,188     $   105,858,617      $ 98,774,666
OPERATING EXPENSES:
   Salaries, wages, and benefits                                    4,001,959       3,896,786          16,084,332        15,277,446
   Rent and purchased transportation:
      Related party                                                         -       1,207,463                   -         6,714,863
      Other                                                         5,937,089       6,146,685          21,985,735        23,340,757
   Fuel                                                             3,951,998       3,045,289          13,830,796        10,202,207
   Operating and maintenance (exclusive of depreciation
      shown separately below)                                       5,589,556       6,431,325          23,019,585        23,557,052
   Taxes and licenses                                                  78,164         145,945             339,426           282,483
   Insurance and claims                                               842,963         900,329           3,213,150         3,298,460
   Communications and utilities                                       130,888         152,064             503,744           524,044
   Depreciation and amortization                                    1,233,288         805,353           4,419,694         3,081,916
   Loss (Gain) on sale of equipment                                    51,081         (17,113)            508,624           (25,482)
   Other operating expenses                                           922,556       1,203,338           3,703,230         3,924,260
                                                              ----------------   -------------    ----------------   ---------------
                                                                   22,739,542      23,917,464          87,608,316        90,178,006
                                                              ----------------   -------------    ----------------   ---------------
OPERATING INCOME (LOSS)                                             5,360,073       3,906,724          18,250,301         8,596,660

NONOPERATING EXPENSE:
   Interest (expense)                                              (2,655,085)     (1,983,809)        (10,525,939)       (4,174,300)
   Interest income                                                     83,691           7,235             227,535             7,244
                                                              ----------------   -------------    ----------------   ---------------


INCOME BEFORE (PROVISION) BENEFIT FOR INCOME
TAXES AND UMULATIVE EFFECT OF ACCOUNTING CHANGE                     2,788,679       1,930,150           7,951,897         4,429,604

(PROVISION) BENEFIT FOR INCOME TAXES                                  (26,437)          8,274            (117,532)           11,006


                                                              ----------------   -------------    ----------------   ---------------
NET INCOME                                                          2,762,242       1,938,424           7,834,365         4,440,610

ACCRETION OF PREFERRED STOCK DISCOUNT                                       -         (78,610)                  -          (515,845)

UNDECLARED CUMULATIVE DIVIDEND                                              -        (141,371)                  -        (1,115,796)

EXCESS OF CONSIDERATION TRANSFERRED TO HOLDERS OF                           -        (456,298)                  -          (456,298)

                                                              ----------------   -------------    ----------------   ---------------
NET INCOME ATTRIBUTABLE TO                                     $    2,762,242    $  1,262,145     $     7,834,365      $  2,352,671
   COMMON SHARES
                                                              ================   =============    ================   ===============

PER SHARE AMOUNTS:

NET INCOME PER SHARE BASIC                                     $         0.23    $       0.11     $          0.67      $       0.20
                                                              ================   =============    ================   ===============
NET INCOME PER SHARE DILUTED                                   $         0.22    $       0.10     $          0.64      $       0.19
                                                              ================   =============    ================   ===============

WEIGHTED AVERAGE
SHARES OUTSTANDING                                                 11,776,049      11,757,927          11,769,037        11,750,092
                                                              ================   =============    ================   ===============
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                        12,316,027      12,218,465          12,312,948        12,017,026
                                                              ================   =============    ================   ===============